Exhibit 99.1
Ellington Residential Mortgage REIT Reports Second Quarter 2022 Results
OLD GREENWICH, Connecticut—August 10, 2022
Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today reported financial results for the quarter ended June 30, 2022.
Highlights
•Net loss of $(10.7) million, or $(0.82) per share.
•Adjusted Distributable Earnings1 of $3.7 million, or $0.28 per share.
•Book value of $9.07 per share as of June 30, 2022, which includes the effects of dividends of $0.26 per share for the quarter.
•Net interest margin2 of 1.66%.
•Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 13.9%3.
•Dividend yield of 11% based on the August 9, 2022 closing stock price of $8.73, and monthly dividend of $0.08 per common share declared on August 4, 2022.
•Debt-to-equity ratio of 8.0:1 as of June 30, 2022; adjusted for unsettled purchases and sales, the debt-to-equity ratio was 7.9:1.
•Net mortgage assets-to-equity ratio of 6.8:14 as of June 30, 2022.
•Cash and cash equivalents of $37.5 million as of June 30, 2022, in addition to other unencumbered assets of $3.4 million.
•Repurchased 30,532 shares during the quarter at an average price of $6.57 per share.
Second Quarter 2022 Results
“The challenges of the previous quarter intensified during the second quarter. The Federal Reserve sought to slow inflation by accelerating its interest rate hiking cycle and initiating the runoff of its balance sheet, while recessionary and geopolitical concerns also weighed heavily on markets,” said Laurence Penn, Chief Executive Officer and President. “Actual and implied interest rate volatility remained extremely elevated, interest rates rose further, and liquidity tightened, all of which drove further yield spread widening on most fixed income assets.
“Prices on Agency RMBS declined significantly, with the largest declines in lower coupon RMBS, which face heightened extension risk. For Ellington Residential, net losses on our specified pools, concentrated in low coupons, exceeded net gains on our interest rate hedges and net carry from the portfolio, which resulted in a significant overall net loss for the quarter. As with the preceding quarter, our interest rate hedging strategy, which included aggressive duration rebalancing throughout the quarter and a positive contribution from our short TBA positions, helped prevent further losses and limit our book value decline.
“On the positive side, wider yield spreads, while a drag on book value, have been a tailwind for Adjusted Distributable Earnings.1 Our ADE covered our dividend for the quarter, as our net interest margin held up relatively well despite a rising cost of funds. While we expect to experience some near-term net interest margin compression as we deal with higher financing costs, we forecast that once we complete the portfolio rotation into the higher reinvestment yields available today, our ADE will again comfortably cover our dividend.
“Ellington Residential had a strong July, as interest rate volatility subsided somewhat and Agency yield spreads retraced a portion of their second quarter widening. Looking forward, we believe that with yield spreads high and prepayment risk low by historical standards, Agency RMBS continue to offer excellent value."

1 Adjusted Distributable Earnings (previously referred to as Core Earnings) is a non-GAAP financial measure. See "Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)" below for an explanation regarding the renaming and calculation of Adjusted Distributable Earnings.
2 Net interest margin excludes the effect of the Catch-up Premium Amortization Adjustment.
3 Excludes recent purchases of fixed rate Agency specified pools with no prepayment history.
4 The Company defines its net mortgage assets-to-equity ratio as the net aggregate market value of its mortgage-backed securities (including the underlying market values of its long and short TBA positions) divided by total shareholders' equity. As of June 30, 2022 the market value of the Company's mortgage-backed securities and its net short TBA position was $947.6 million and $(144.0) million, respectively, and total shareholders' equity was $118.6 million.

Financial Results
The following table summarizes the Company's portfolio of RMBS as of June 30, 2022 and March 31, 2022:

	June 30, 2022					March 31, 2022
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$104,064	$100,513	$96.59	$106,445	$102.29	$102,119	$102,089	$99.97	$105,707	$103.51
20-year fixed-rate mortgages	33,430	30,409	90.96	34,840	104.22	34,244	32,539	95.02	35,665	104.15
30-year fixed-rate mortgages	795,468	762,304	95.83	824,015	103.59	890,736	888,007	99.69	925,998	103.96
ARMs	9,266	9,416	101.62	9,964	107.53	10,307	10,579	102.64	10,856	105.33
Reverse mortgages	18,781	19,381	103.19	20,665	110.03	33,238	34,437	103.61	35,500	106.81
Total Agency RMBS	961,009	922,023	95.94	995,929	103.63	1,070,644	1,067,651	99.72	1,113,726	104.02
Non-Agency RMBS(2)	10,622	7,969	75.02	7,369	69.37	10,654	8,650	81.19	7,307	68.58
Total RMBS(2)	971,631	929,992	95.71	1,003,298	103.26	1,081,298	1,076,301	99.54	1,121,033	103.67
Agency IOs	n/a	9,450	n/a	11,096	n/a	n/a	9,694	n/a	11,804	n/a
Non-Agency IOs	n/a	8,205	n/a	6,570	n/a	n/a	8,188	n/a	6,722	n/a
Total mortgage-backed securities		$947,647		$1,020,964			$1,094,183		$1,139,559
(1)Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.
(2)Excludes IOs.
The Company's Agency RMBS holdings decreased by approximately 14% to $922.0 million as of June 30, 2022, as compared to $1.068 billion as of March 31, 2022. The decrease was driven by paydowns, net sales, and net losses. Over the same period, the Company's interest-only holdings and non-Agency RMBS holdings were roughly unchanged. The Company’s Agency RMBS portfolio turnover was 24% for the quarter.
The Company's debt-to-equity ratio, adjusted for unsettled purchases and sales, decreased to 7.9:1 as of June 30, 2022, as compared to 8.3:1 as of March 31, 2022. The decrease was primarily due to a decrease in borrowings on the Company’s smaller Agency RMBS portfolio, partially offset by lower shareholders’ equity. Similarly, the Company’s net mortgage assets-to-equity ratio decreased to 6.8:1 from 6.9:1 over the same period.
Agency RMBS continued to face headwinds in the second quarter, as the Federal Reserve’s aggressive response to persistently high inflation continued to roil markets. During the quarter, the Federal Reserve twice increased its target range for the federal funds rate, including a 75 basis-point hike in June that was its largest since 1994, and initiated the runoff of its balance sheet. Geopolitical uncertainty and concerns over economic growth further contributed to elevated market volatility. In mid-June, the MOVE index, which measures interest rate volatility reached its highest level since the 2020 COVID liquidity crisis, and interest rates rose significantly.
Agency RMBS durations extended in response to the higher interest rates, while the elevated volatility contributed to yield spread widening during the quarter. Agency RMBS prices declined sharply, with the largest declines on lower coupon RMBS, and Agency RMBS significantly underperformed U.S. Treasury securities and interest rate swaps. The Company experienced net losses on its Agency RMBS, concentrated in lower coupons, and these losses exceeded net interest income and net gains on its interest rate hedges. The Company’s performance was also negatively impacted by costs associated with rebalancing certain of its interest rate hedges in response to the volatility. As a result, the Company had a significant net loss for the quarter.
In the current higher interest rate environment, the specified pool market has become less focused on prepayment protection, and more focused on extension protection. Many of the Company's specified pools are considered to offer significant extension protection relative to their TBA counterparts. Thus despite the surge in mortgage rates, average pay-ups on the Company's specified pool portfolio actually increased quarter over quarter, as the increase in the value of the extension protection provided by this portfolio, relative to TBA counterparts, more than offset the reduction in the value of its prepayment protection. Additionally, the Company net sold pools during the quarter, and these net sales generally consisted of pools with much lower pay-ups. Pay-ups on the Company's specified pools increased modestly to 1.09% as of June 30, 2022, as compared to 0.94% as of March 31, 2022.
During the quarter, the Company continued to hedge interest rate risk through the use of interest rate swaps and short positions in TBAs, U.S. Treasury securities, and futures. The Company ended the quarter with a net short TBA position, both on a notional basis and as measured by 10-year equivalents. Ten-year equivalents for a group of positions represent the amount of 10-year U.S. Treasury securities that would be expected to experience a similar change in market value under a standard parallel move in interest rates.

In the Company's non-Agency RMBS portfolio, wider yield spreads drove negative results for the quarter. The Company expects to vary its allocation to non-Agency RMBS as market opportunities change over time.
During the quarter, the Company's cost of funds increased significantly, driven by higher interest rates. The Company's asset yields also increased, though by a lesser amount, and as a result, the Company's net interest margin declined quarter over quarter. Driven by the lower net interest margin, as well as by a smaller Agency RMBS portfolio, Adjusted Distributable Earnings (formerly referred to as Core Earnings) also declined sequentially.
Finally, the Company repurchased 30,532 shares during the quarter at an average price of $6.57 per share.
Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)
Beginning with the financial results for the quarter ended June 30, 2022, the supplemental non-GAAP financial measure that the Company previously referred to as "Core Earnings", it now refers to as "Adjusted Distributable Earnings." The Company calculates Adjusted Distributable Earnings (formerly referred to as Core Earnings) as net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and excluding, if applicable, any non-recurring items of income or loss. Adjusted Distributable Earnings also excludes the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter. Adjusted Distributable Earnings includes net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps.
Adjusted Distributable Earnings is a supplemental non-GAAP financial measure. The Company believes that the presentation of Adjusted Distributable Earnings provides information useful to investors, because: (i) the Company believes that it is a useful indicator of both current and projected long-term financial performance, in that it excludes the impact of certain current-period earnings components that the Company believes are less useful in forecasting long-term performance and dividend-paying ability; (ii) the Company uses it to evaluate the effective net yield provided by its portfolio, after the effects of financial leverage; and (iii), the Company believes that presenting Adjusted Distributable Earnings assists investors in measuring and evaluating its operating performance, and comparing its operating performance to that of its residential mortgage REIT peers. Please note, however, that: (I) the Company's calculation of Adjusted Distributable Earnings may differ from the calculation of similarly titled non-GAAP financial measures by its peers, with the result that these non-GAAP financial measures might not be directly comparable; and (II) Adjusted Distributable Earnings excludes certain items, such as most realized and unrealized gains and losses, that may impact the amount of cash that is actually available for distribution.
In addition, because Adjusted Distributable Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
Furthermore, Adjusted Distributable Earnings is different than REIT taxable income. As a result, the determination of whether the Company has met the requirement to distribute at least 90% of its annual REIT taxable income (subject to certain adjustments) to its shareholders, in order to maintain qualification as a REIT, is not based on whether it distributed 90% of its Adjusted Distributable Earnings.
In setting the Company’s dividends, the Company’s Board of Trustees considers the Company’s earnings, liquidity, financial condition, REIT distribution requirements, and financial covenants, along with other factors that the Board of Trustees may deem relevant from time to time.

The following table reconciles, for the three-month periods ended June 30, 2022 and March 31, 2022, the Company's Adjusted Distributable Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended
(In thousands except share amounts and per share amounts)	June 30, 2022	March 31, 2022
Net Income (Loss)	$(10,740)	$(17,467)
Adjustments:
Net realized (gains) losses on securities	15,464	14,170
Change in net unrealized (gains) losses on securities	28,134	50,515
Net realized (gains) losses on financial derivatives	(30,477)	(15,353)
Change in net unrealized (gains) losses on financial derivatives	3,428	(27,754)
Net realized gains (losses) on periodic settlements of interest rate swaps	(232)	(616)
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	(328)	(43)
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	(1,595)	488
Subtotal	14,394	21,407
Adjusted Distributable Earnings	$3,654	$3,940
Weighted Average Shares Outstanding	13,106,585	13,109,926
Adjusted Distributable Earnings Per Share	$0.28	$0.30
About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government Agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Thursday, August 11, 2022, to discuss its financial results for the quarter ended June 30, 2022. To participate in the event by telephone, please dial (800) 343-4849 at least 10 minutes prior to the start time and reference the conference ID: EARNQ222. International callers should dial (203) 518-9856 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on the Company's website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Thursday, August 11, 2022, at approximately 2:00 p.m. Eastern Time through Thursday, August 18, 2022 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 839-9303. International callers should dial (402) 220-6083. A replay of the conference call will also be archived on the Company's web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, the Company's beliefs regarding the current economic and investment environment, the Company's ability to implement its investment and hedging strategies, the Company's future prospects and the protection of the Company's net interest margin from prepayments, volatility and its impact on the Company, the performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in the Company's Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends, including changes resulting from the economic effects related to the COVID-19 pandemic, and associated responses to the pandemic. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 which can be accessed through the link to the Company's SEC filings under "For Our Shareholders" on the Company's website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Six-Month Period Ended
	June 30, 2022	March 31, 2022	June 30, 2022
(In thousands except share amounts and per share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$9,087	$6,535	$15,622
Interest expense	(1,972)	(1,103)	(3,075)
Total net interest income	7,115	5,432	12,547
EXPENSES
Management fees to affiliate	447	500	947
Professional fees	211	206	417
Compensation expense	191	162	353
Insurance expense	101	98	200
Other operating expenses	356	355	710
Total expenses	1,306	1,321	2,627
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	(15,464)	(14,170)	(29,634)
Net realized gains (losses) on financial derivatives	30,477	15,353	45,830
Change in net unrealized gains (losses) on securities	(28,134)	(50,515)	(78,649)
Change in net unrealized gains (losses) on financial derivatives	(3,428)	27,754	24,326
Total other income (loss)	(16,549)	(21,578)	(38,127)
NET INCOME (LOSS)	$(10,740)	$(17,467)	$(28,207)
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$(0.82)	$(1.33)	$(2.15)
WEIGHTED AVERAGE SHARES OUTSTANDING	13,106,585	13,109,926	13,108,246
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.26	$0.30	$0.56

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	June 30 2022	March 31, 2022	December 31, 2021(1)
(In thousands except share amounts and per share amounts)
ASSETS
Cash and cash equivalents	$37,472	$16,206	$69,028
Mortgage-backed securities, at fair value	947,647	1,094,183	1,311,361
Other investments, at fair value	7,648	21,277	309
Due from brokers	45,643	88,441	88,662
Financial derivatives–assets, at fair value	34,527	36,566	6,638
Reverse repurchase agreements	11,005	27,348	117,505
Receivable for securities sold	34,217	218,812	—
Interest receivable	3,009	3,530	4,504
Other assets	650	782	459
Total Assets	$1,121,818	$1,507,145	$1,598,466
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$950,339	$1,211,163	$1,064,835
Payable for securities purchased	15,579	119,792	255,136
Due to brokers	19,320	23,052	1,959
Financial derivatives–liabilities, at fair value	2,938	3,277	1,103
U.S. Treasury securities sold short, at fair value	10,989	13,461	117,195
Dividend payable	1,046	1,311	1,311
Accrued expenses	1,216	976	1,236
Management fee payable to affiliate	447	500	581
Interest payable	1,314	712	885
Total Liabilities	1,003,188	1,374,244	1,444,241
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (13,079,394, 13,109,926 and 13,109,926 shares issued and outstanding, respectively)	131	131	131
Additional paid-in-capital	238,816	238,941	238,865
Accumulated deficit	(120,317)	(106,171)	(84,771)
Total Shareholders' Equity	118,630	132,901	154,225
Total Liabilities and Shareholders' Equity	$1,121,818	$1,507,145	$1,598,466
SUPPLEMENTAL PER SHARE INFORMATION
Book Value Per Share	$9.07	$10.14	$11.76
(1)Derived from audited financial statements as of December 31, 2021.